UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2012

PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21019	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices, including zip code)

(619) 596-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on each of September 16, 2011 and March 15, 2012, Pure Bioscience, Inc., or the Company, received a deficiency letter from the NASDAQ Stock Market, or NASDAQ, notifying the Company that its common stock is at risk of delisting from the NASDAQ Capital Market due to noncompliance with NASDAQ Listing Rule 5550(a)(2), which requires that the minimum bid price of the Company’s common stock equal or exceed $1.00 during the periods required by applicable NASDAQ rules. On March 22, 2012, the Company appealed NASDAQ’s delisting determination in accordance with NASDAQ’s applicable procedures by submitting a request for an oral hearing by a NASDAQ Hearings Panel, or the Panel, which hearing has been scheduled to take place on April 26, 2012. On March 23, 2012, the Company received from NASDAQ an additional determination letter notifying the Company that, based on the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended January 31, 2012, the Company does not satisfy the minimum stockholders’ equity for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(1). As described in the additional determination letter, the Company’s failure to meet the minimum stockholders’ equity serves as an additional basis for delisting the Company’s common stock from the NASDAQ Capital Market and the Panel will consider this matter in rendering its decision on the Company’s appeal and its determination regarding the continued listing of the Company’s common stock on the NASDAQ Capital Market.

The Company’s common stock will remain listed on the NASDAQ Capital Market pending the Panel’s decision on the Company’s appeal. As previously disclosed, the Company expects to continue to pursue its appeal to attempt to maintain its NASDAQ listing, but its efforts may not be successful and the Company’s common stock may be delisted from the NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: March 28, 2012	By:	/s/ Michael L. Krall
Michael L. Krall President, Chief Executive Officer